Exhibit 10.5

SUBCONTRACTOR AGREEMENT

Under Government Contract

Under Base Agreement

Under Project Agreement

THIS AGREEMENT IS MADE

BETWEEN

a Delaware Limited Liability Corporation

hereinafter referred to as “BUYER” (PRIME)

AND

Rank One Computing Corporation

1290 Broadway, Suite 1200

Denver, CO 80203

hereinafter referred to as the “SELLER” (Subcontractor)

WITNESSETH THAT:

IN CONSIDERATION OF the promises, mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Superseding Effect

This Subcontracting Agreement (Agreement) embodies the entire understanding between BUYER and SELLER and, with the exception of previously executed non-disclosure agreements executed between the parties, supersedes all other written or oral agreements, if any. This Agreement shall not be altered, amended or otherwise modified unless done so in writing and signed by a duly authorized representative of each BUYER and SELLER.

Base Agreement	Subcontract Agreement

2.	Agreement Type

This Agreement is a Basic Ordering Agreement under which BUYER may issue Firm Fixed Price (FFP) and/or Time and Materials (T&M) tasking in accordance with Base Agreement                        (Exhibit A) and within the scope of Project Agreement                      Statement of Work (Exhibit B) and in accordance with the SELLER Statement of Work (SOW) issued by BUYER to SELLER in the form as included as Exhibit C. All SELLER SOWs are subject to the terms, conditions, and provisions of this Agreement. The Agreement shall govern in the event of any conflict with any SELLER SOWs.

3.	SELLER Statement of Work (SOW)

Subject to the terms and conditions hereinafter provided, the SELLER shall furnish all materials, supplies, and labor necessary to perform the requirements included in the SELLER SOW. SELLER SOWs issued by BUYER to SELLER shall be in the form as included in Exhibit C.

4.	Term

The period during which BUYER may issue tasking hereunder shall be from August 2, 2022 through June 30, 2025. The period of performance for individual tasking shall be stated in the SELLER SOW.

5.	Level of Effort, Funding

The level of effort for the performance of SELLER SOW issued under this Agreement will be established by requirements identified in the SELLER SOW and estimated in the SELLER Cost Estimate, the form of which is attached as Exhibit D. The SELLER in no event shall exceed the amount of funding allocated to the SELLER by the BUYER as evidenced in a SELLER Funding Letter, the form of which is attached as Exhibit E.

The BUYER makes no guarantee of any minimum amount or level of effort to be procured under this Agreement. The BUYER’s sole liability and responsibility extends only to the funding amounts provided in the SELLER Funding Letter issued and within the terms and conditions of the Agreement.

Base Agreement	Subcontract Agreement

The BUYER contemplates that the BUYER may allot funding incrementally to the SELLER tasking to the full estimated cost as specified in the SELLER Cost Estimate. The SELLER agrees to perform work on this Agreement up to the point at which the total amount paid and payable under this Agreement approximates but does not exceed the total amount allotted by the BUYER in the SELLER Funding Letter.

The BUYER is not obligated to reimburse the SELLER for costs incurred in excess of the total amount allotted by the BUYER to this Agreement via SELLER Funding Letter.

The SELLER is not obligated nor encouraged to continue performance under this Agreement or otherwise incur costs in excess of the amount then allotted to SELLER via SELLER Funding Letter under this Agreement by the BUYER, until the BUYER notifies the SELLER in writing via SELLER Funding Letter that the amount allotted by the BUYER has been increased and specifies the increased amount that shall then constitute the total amount allotted by the BUYER to this Agreement.

6.	Billing and Payment

As consideration for the furnishing of services, the SELLER will submit invoices in the form of attached Exhibit F in accordance with the billing instructions outlined below. Invoices shall reflect the actual costs incurred, as they are incurred, under individual tasking issued.

Using the SELLER Invoice format provided as Exhibit F, SELLER shall submit invoices for work performed hereunder not more than once monthly. At a minimum, invoices shall be itemized including the name of the SELLER, each individual performer, current period and cumulative direct labor hours worked, itemized labor costs, itemized travel, including origination / destination, purpose and total cost(s). Itemized material cost(s) showing the invoice number, date, company, purchase order number, item description(s) and signed DD-250(s) (Exhibit G) transferring assets to the government client for each tasking shall be included in the invoice, summarizing the total billing amount. SELLER will provide receipts for all Travel and Material incurred costs with their invoices. SELLER will identify any associated technical milestones and the progress toward completion. While the invoice(s) need not be accompanied by copies of paid material receipts, invoices, and other backup, they shall be retained by SELLER and are subject to review by Government officials upon request.

Invoices may be sent to:

Attn:	Accounts Payable

Ref:	Subcontract

Invoices shall be emailed to the BUYER at                    . Follow-up to ensure receipt is the responsibility of the SELLER.

Base Agreement	Subcontract Agreement

Invoices will be processed by the BUYER each month. Invoices must be received by BUYER from the SELLER by the 5th day of the month. At BUYER’s discretion, any invoice received after the 5th day of the month may be processed the following month. Invoices will be paid within five business days after receipt by BUYER of government funds in payment of the BUYER’s invoice including SELLER costs. SELLER shall complete and submit an Electronic Funds Transfer (EFT) Request Form (Exhibit H) for invoice payments via electronic transfer. In the event the Government refuses to accept any portion of the SELLER’s costs, the BUYER reserves the right to withhold payment of subsequent invoices in an amount equal to the amount in dispute until such time as the dispute is settled. Settlement of such disputes will be a high priority.

BUYER reserves the right to purchase all materials required by the Government for any effort under this Agreement. SELLER may only purchase materials with written authorization of the BUYER and the Government Agreement Officer’s Representative (AOR) in the form of a Material Purchase Authorization as per Exhibit I.

SELLER shall comply with Article V: Obligation and Payment of the Base Agreement attached as Exhibit A.

7.	Limitation of Liability; Indemnification.

Notwithstanding any other provision of this Agreement, the maximum liability of BUYER for any breach or alleged breach of this Agreement shall not exceed the funded amounts of individual tasking as issued by BUYER to SELLER via SELLER Funding Letter, nor shall BUYER be liable for any special, incidental or consequential damages resulting from any such breach or alleged breach. The SELLER agrees to perform work on tasking only to the point where the total amount payable by BUYER is equal to or less than the amounts allocated among individual tasking via SELLER Funding Letter.

Notwithstanding any other provision of this Agreement, the maximum liability of SELLER for any breach or alleged breach of this Agreement shall not exceed the funded amounts of individual tasking as issued by BUYER to SELLER via SELLER Funding Letter, nor shall SELLER be liable for any special, incidental or consequential damages resulting from any such breach or alleged breach.

BUYER shall not be obligated to reimburse the SELLER for costs incurred in excess of the total amount allotted to each tasking via SELLER Funding Letter under this Agreement. SELLER shall furnish services, as required hereunder, to the BUYER, relative to amounts incurred, but under no circumstances for amounts above those amounts allotted to the tasking by BUYER via SELLER Funding Letter.

Any effort undertaken by the SELLER pursuant to oral or written technical directions issued other than in accordance with the provisions herein, as well as any effort undertaken that exceeds the funding amounts allocated to those efforts by BUYER to SELLER via SELLER Funding Letters, shall be at the SELLER’s risk of not recovering related costs incurred.

Base Agreement	Subcontract Agreement

If at any time the SELLER has reason to believe that costs in the next succeeding sixty (60) days, when added to all costs previously incurred, will exceed seventy-five percent (75%) of the amount allocated to a tasking, the SELLER shall notify the BUYER in writing that funds are required to continue performance and the period through which the funds requested will be adequate for continued performance or completion.

Each of the parties ( the “indemnifying party”) agrees to indemnify the other party and its officers, directors, agents, and employees (the “indemnified party”) from and against any and all damages, claims and liabilities (including expenses and reasonable attorney’s fees) for injury or death to persons, loss of or damage to property, fines and penalties, in each case as may result, in whole or in part, from the indemnifying party’s performance under this Agreement or the use of the goods and services purchased or provided under this Agreement, except to the extent that such damages, claims or liabilities is due to the willful misconduct or gross negligence of the indemnified party.

SELLER shall comply with Article XX: Liability of the Parties as per the Base Agreement attached as Exhibit A.

8.	Shipping Instructions

All items furnished under this Agreement shall be delivered as directed by individual SELLER SOW instructions. Shipments, inclusive of marking, preservation, packaging & packing shall be marked in accordance with ASTM Designation D3951-90, “Standard Practice for Commercial Packaging”. The use of asbestos, excelsior, newspaper or shredded paper for packing material is prohibited. In all cases, a copy of all delivered items, including the cover or transmittal letter, must also be provided to BUYER consistent with Article 9 below.

9.	Inspection, Acceptance and Warranty Provisions

All work delivered under this Agreement shall be inspected and accepted by BUYER and the AOR in accordance with the applicable SELLER SOW requirements. Acceptance by BUYER under this Agreement shall not release the SELLER from responsibility to meet all requirements of this Agreement or a particular SELLER SOW. Inspection and acceptance will not be construed as a limitation of the rights of BUYER and the obligations of the SELLER as provided for in this Agreement.

Each item covered by a warranty shall be stamped or marked. Where this is impracticable, written notice shall be attached to or furnished with the warranted item. Warranted items shall be marked with the following information:

1)	National stock number or manufacturer’s part number;

2)	Serial number or other item identifier (if warranty applies to uniquely identified items);

Base Agreement	Subcontract Agreement

3)	Agreement number;

4)	Indication that a warranty applies;

5)	Manufacturer or entity (if other than SELLER) providing the warranty;

6)	Date or time when the warranty expires; and

7)	Indication of whether or not attempted on-site repair by Buyer or Government personnel will void the warranty.

The SELLER shall extend to the BUYER the full coverage of any standard commercial warranty normally offered in a similar commercial sale, provided such warranty is available at no additional cost to the BUYER. The standard commercial warranty period shall begin upon final acceptance of the applicable material and/or services under this Agreement.

10.	Data Handling

While performing under this Agreement, it is possible that the SELLER will have access to system performance, program/business sensitive and pre-decisional material/data, which shall not be disclosed to any entity, Government or otherwise, outside of BUYER personnel, unless specifically indicated in SELLER SOW or authorized in writing by the BUYER. The SELLER shall not use for purposes other than performance under this Agreement; nor shall the SELLER release, reproduce, distribute, or publish any data or analysis that is provided as Government Furnished Information (GFI) or produced in the performance of any tasking issued under this Agreement; nor shall the SELLER authorize others to do so, without written permission of the BUYER.

SELLER shall comply with Article VIII: Confidential and/or Proprietary Information as per the Base Agreement attached as Exhibit A.

11.	Reports

The SELLER shall submit an electronic Monthly Status Report (MSR) in the form of Exhibit J, in tandem with SELLER’s invoice, in MS Word by the 5th day of each month. Electronic versions shall be emailed to                            and                              (Program Manager). All reports shall include technical activities for the previous month, shall include technical and financial activities for the previous month, and shall follow the format provided as Exhibit J. All other deliverables required by SELLER SOW shall be submitted by the SELLER to the BUYER on or before the specified due date. In addition to the required Monthly Status Reports, there will be required Quarterly Reports, Yearly Reports and Final Reports. The SELLER shall submit electronic Quarterly reports in the form of MS Word in the form of Exhibit K by March 20th, June 20th, September 20th, and December 20rd.

Base Agreement	Subcontract Agreement

Reports shall be submitted to:	(Contracts)
(Program Manager)

Attn:

The cover of each Monthly Status Report shall prominently display the following information:

- Name and business address of SELLER.
- Agreement number, Task number/TDL number and title
- Tasking (funded) dollar amount.
- Name, code, and activity of government sponsor.

12.	Direction, Notices and Correspondence

A.	BUYER’s technical representative does not possess the authority to direct the accomplishment of effort which is beyond the scope of the SELLER SOW. All notices and correspondence relating to tasking technical performance shall be sent by either party to the following addresses:

To the Buyer:

ATTN:

Phone:

Or electronically to:

To the SELLER: Rank One Computing Corporation

ATTN:

1290 Broadway, Suite 1200

Denver, CO 80203

Phone:

Or electronically to:

Base Agreement	Subcontract Agreement

B.	All notices and correspondence relating to this Agreement shall be sent by either party to the following addresses:

To the Buyer:

ATTN:

Phone:

Or electronically to:

To the SELLER: Rank One Computing Corporation

ATTN:	General Counsel

1290 Broadway, Suite 1200

Denver, CO 80203

Phone:

Or electronically to:

or any other address provided prior written notice is given to the other party.

13.	Marketing

The SELLER shall notify the BUYER’s technical representation of any tasking successfully marketed by the SELLER and intended to be performed by the SELLER under this Agreement. SELLER must provide all cost estimates to BUYER and UNDER NO CIRCUMSTANCES shall SELLER supply ANY form of cost estimate information to the Government. BUYER shall be the sole point of contact to the Government for cost estimate discussion and submission for the Agreement.

14.	Insurance Requirements

The SELLER shall submit to BUYER proof of insurance upon issuance of this Agreement and shall submit to BUYER evidence of insurance renewal at the expiration of the previously submitted insurance certificate to BUYER until the expiration of this Agreement.

Base Agreement	Subcontract Agreement

SELLER shall procure and maintain the following kinds of insurance coverage in the amounts herein indicated, throughout the period of performance of this Agreement.

A.	Comprehensive General Liability:	$200,000 per person

$500,000 per accident for bodily injury

B.	Automobile Insurance:	$200,000 per person

$500,000 per accident bodily injury

$500,000 per accident property damage

C.	Standard Workman’s Compensation and Employer’s Liability Insurance:

$100,000 minimum

15.	Security Requirements

The work on this Agreement may involve access to, handling of, and generation of classified material. The SELLER is responsible for compliance with all security clearance requirements of the US Government, as set forth in the current edition of the National Industrial Security Program Operating Manual as well as the provisions of the delivery order. Each party agrees that all of its personnel who, pursuant to this Agreement, will have access to classified information, shall have current, and appropriate personnel security clearances prior to being accorded access to such information. SELLER shall comply with security requirements as specified in a DD-254 (Exhibit L), issued by BUYER to SELLER and shall provide Operations Security (OPSEC) Protection for classified information (pursuant to FAR 4.401) and sensitive information (pursuant to Section 3(d)(4) of PL 100-235 (101 Stat 1727)) in conjunction with National Security Directive 298 of 22 January 1988 and DFARS clause 252-239.7016. The SELLER is responsible for developing and maintaining an OPSEC Plan for review at the SELLER’s facility. Should the SELLER be required to transmit classified matter by mail, the transmittal shall be in accordance with DOD Industrial Security Regulation (DD5220.22-R).

SELLER’s personnel shall maintain security clearance eligibility commensurate with the level of classification of the work performed as annotated in the DD-254. The SELLER is responsible for ensuring that all personnel receive the requisite investigation and are favorably adjudicated in accordance with DoDM 5220.22, National Industrial Security Program Operating Manual. SELLER employees who fail to meet security clearance requirements may not access classified information or perform sensitive duties.

Base Agreement	Subcontract Agreement

SELLER shall comply with Article XV: OPSEC & Security as per the Base Agreement attached as Exhibit A.

SELLER shall comply with FAR Clause 52.204.24 Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, attached as Exhibit M.

16.	Export/Import Requirements

Services, Products, and/or technical data provided or disclosed in performance of this Agreement may be subject to required and continuing U.S. Government approvals, clearances, regulations, and export/ import and re-export requirements, including the U.S. Department of State International Traffic In Arms Regulations (ITAR – Title 22, CFR Parts 120-130), the U.S. Department of Commerce Export Administration Regulations (Title 15, CFR730-774), and any other U.S. Government regulation applicable to the export/ import, re-export, or disclosure of such controlled technical data (or the products thereof) to Foreign Nationals whether within, or outside, the U.S., including those employed by, or otherwise associated with, the parties. The SELLER acknowledges and agrees to comply with all such U.S. regulations regarding export/ import, re-export, or disclosure and will obtain any and all such registrations, licenses, agreements, approvals and/or certifications, as may be required by regulations for the export of products, services, and/or technical data that may be provided by SELLER under this Agreement before initiating performance. SELLER agrees to cooperate with the BUYER through the provision of information, the execution of any technical assistance agreements, amendments, licenses, non-disclosure agreements or other documentation required of the BUYER by the U.S. Government in accordance with the requirements of the ITAR, the export laws and regulations, or any applicable export authorization issued by the U.S. Government. Furthermore, SELLER agrees that, if it receives technical information under this agreement subject to U.S. Export controls, it will provide a written assurance that such information will not be re-exported to those restricted countries listed in Section 379.4(c) of the Export Administration Regulations or retransferred to other parties who are not authorized to receive controlled products, services or technical information without prior written approval of the BUYER. Any such re-export or retransfer of controlled technical data may be subject to further U.S. Government approvals.

SELLER shall comply with Article XII: Export Control of the Base Agreement attached as Exhibit A.

17.	Restriction on the Direct Charging of Material

BUYER intends, and in all respects reserves the right, to purchase any and all materials for any tasking issued under this Agreement. In the event, however, BUYER, at its sole discretion, determines that the purchase of specific material by the SELLER would be in the best interest of and best value to the Government, BUYER, in response to request for material purchase by SELLER (Exhibit I), shall notify SELLER in writing of BUYER’S consent to SELLER making said purchase. SELLER shall purchase any such materials in accordance with all terms, conditions, and clauses in this Agreement. SELLER shall comply with Article XIII: Title and Disposition of Property as per the Base Agreement attached as Exhibit A.

Base Agreement	Subcontract Agreement

18.	Travel

SELLER may be required to travel to provide the services support required under this Agreement. Travel will be allowable only when it is essential to the performance of the SELLER SOW. Reimbursement for travel costs incurred shall not exceed guidance in accordance with the Department of Defense Joint Travel Regulation (http://www.defensetravel.dod.mil/site/travelreg.cfm). SELLER must provide travel receipts at the time of invoicing to BUYER.

Travel requirements are anticipated to be primarily within the continental United States (CONUS) but are not limited to CONUS. Travel to various worldwide locations to attend meetings, monitor testing, conduct necessary validation and verification exercises and develop technical findings may require passport and country clearances. The costs associated with obtaining passports for contractor personnel shall not be billed as a direct charge to this contract.

19.	Organizational Conflicts of Interest

The financial, contractual, organizational and other interests of SELLER personnel performing work under this Agreement shall be deemed to be the interests of the SELLER for the purposes of determining the existence of an Organizational Conflict of Interest. Any SELLER personnel that perform work relative to this Agreement shall be subject to this clause. Any request for waiver of the provisions of this clause shall be submitted in writing to the BUYER who will forward them to the AOR. The request for waiver shall set forth relevant factors including proposed contractual safeguards or job procedures to mitigate conflicting roles that might produce an Organizational Conflict of Interest. No waiver shall be granted by the Government with respect to prohibitions pursuant to access to proprietary data. For any application for such a waiver, the following definitions are applicable: “System” includes system, major component, subassembly or subsystem, project, or item; “Nondevelopment items” are defined in FAR 2.101; “Systems Engineering” includes, but is not limited to, the activities in FAR 9.505-1(b). The BUYER recognizes that during the term of this Agreement, conditions may change which may give rise to the appearance of a new Organizational Conflict of Interest. In such an event, the SELLER shall disclose to the BUYER information concerning the new Organizational Conflict of Interest. The SELLER shall provide, as a minimum, the following information:

a.	A description of the new Organizational Conflict of Interest (e.g., additional systems supplier(s), corporate restructuring, new contract) and identity of parties involved.

Base Agreement	Subcontract Agreement

b.	A description of work to be performed.

c.	The dollar amount.

d.	The period of performance.

e.	A description of the SELLER’s internal controls and planned actions to avoid a potential Organizational Conflict of Interest.

SELLER agrees to comply with Article XXI: General, G. Organizational Conflict of Interest as per the Base Agreement attached as Exhibit A.

20.	Invention, Rights, Disclosures and Reports

All inventions and other intellectual property made or generated in the performance of the work by BUYER or SELLER under this Agreement shall be the property of the company employing the person generating said intellectual property. No license, express or implied, shall inure to the benefit of the other participating party as a result of a patent being granted to one of the parties for inventions made exclusively by its employees. Any inventions or discoveries made jointly by the employees of the parties during the performance of this Agreement will be jointly owned with each party having equal proprietary rights. In the event either party disagrees with equal ownership of such inventions the parties agree to further negotiations between the parties to establish their respective rights. This understanding and provisions of the Agreement are subject to any rights that the U.S. Government may possess relative to any inventions conceived pursuant to this Agreement.

Inventions or product improvements paid in whole or part with funding from the U.S. Government customer will be subject to the data rights clauses of the FAR and DFAR. Any ownership rights provided for by this paragraph will survive the termination of this Agreement.

The Government shall receive Unlimited Rights to all technical data, computer software, and computer software documentation developed and/or delivered under the SELLER SOW, or pertaining to any item, component, or process developed or delivered under the SELLER SOW, except for any technical data and computer software items previously developed at private expense and listed in Attachment 1 to the SELLER SOW, which shall be furnished to the Government with restrictions and included in Attachment 1 to the SELLER SOW (if any). Furthermore, the Government shall receive Unlimited Rights to all non-commercial computer software documentation, as well as any non-commercial technical data (regardless of whether it is listed in Attachment 1 to the SELLER SOW) that: comprise studies, analyses, test data, or similar data produced for this SELLER SOW, when the study, analysis, test, or similar work was specified as an element of performance; is form, fit, and function data; or is necessary for installation, operation, maintenance, or training purposes (other than manufacturing or process data).

Base Agreement	Subcontract Agreement

SELLER shall comply with Article IX: Publication and Academic Rights, Article X: Patent Rights, and Article XI: Data Rights and Copyrights as per the Base Agreement attached as Exhibit A. It is the SELLER’s responsibility and obligation to read and understand the language in the entire Base Agreement regarding data rights.

21.	Non-Solicitation/Non-Disclosure

During the period of this Agreement and for one (1) year thereafter, neither party hereto shall solicit for hire any employee of the other associated with the performance of the Agreement; nor hire such employee without the express consent of other party; nor shall such employee, if hired, be assigned to participate directly or indirectly on any tasking issued by BUYER under the Agreement. This clause does not preclude employees of either party from pursuing employment opportunities with the other party on their own initiative or in response to public advertisements published by either party. In such instance, participation on a tasking issued by the BUYER under the Agreement is permitted.

Executed Non-Disclosure Agreement is incorporated and attached as Exhibit N.

SELLER shall comply with Article VIII: Confidential and/or Proprietary Information as per the Base Agreement attached as Exhibit A.

22.	Agreement Closeout

SELLER agrees to provide Agreement closeout documentation as requested by the BUYER. The documentation will include, as applicable, SELLER Release of Claims; SELLER’s Assignment of Refunds, Rebates, Credits, and Other Amounts; SELLER Patents Report; Report of Inventions and SELLER (DD 882); Government Property Inventory; SELLER Closeout Checklist; and any other documentation or request for information considered necessary by BUYER to closeout this Agreement.

SELLER agrees to submit all closeout information and documentation within ninety (90) calendar days of the date of the request.

Pursuant to and consistent with the provisions of this Clause, FAR Clauses 42.705(c)(1) and 52.216-7 (d)(6)(i), in the event the SELLER fails to submit the required closeout information and documentation in a timely manner, such failure shall constitute SELLER's express agreement that the amounts paid to date by BUYER pursuant to this Agreement, as determined by BUYER’s records, constitute the full, complete and final extent of BUYER's financial obligation to the SELLER, that the SELLER does forever fully and finally remise, release, and discharge BUYER, its officers, agents and employees, of and from any and all liabilities, obligations, claims, and demands whatsoever arising under or relating to this Agreement, and that the SELLER expressly authorizes BUYER to rely on the foregoing representations and release in connection with BUYER's closeout of or other actions taken with respect to this Agreement. Furthermore, such failure is considered to be a material breach of the terms of this Agreement and may subject the SELLER to forfeiture of all or part of any unpaid amounts.

Base Agreement	Subcontract Agreement

SELLER shall comply with Article II: Term as per the Base Agreement attached as Exhibit A.

23.	Disputes

Disputes under this Agreement shall be referred to each party’s designated executive management for resolution within thirty (30) calendar days before either party may commence formal proceedings. When seeking to resolve a dispute, the parties’ designated executive management shall consider the impact of the disputed matter, the effect of the dispute, the cost to both parties of resolving the dispute and the practical effects on the business of each party resulting from the resolution or failure to resolve any such dispute.

In the event the designated executives are unable to resolve a dispute within thirty (30) calendar days of written notification or longer, if extended by the mutual agreement of both parties, either party may then submit the matter for formal proceedings as indicated below.

Any dispute (other than one concerning the allocability of costs by the U.S. Government) under this Agreement shall be settled by arbitration in the State of Delaware in accordance with the Rules of the American Arbitration Association by a single arbitrator appointed by that Association, and judgment upon the award rendered hereunder may be entered in any Court having jurisdiction thereof.

24.	Overtime

Overtime premiums cannot be charged directly to the contract unless first approved in writing by the AOR. For critical/time-sensitive tasking, with prior approval of the AOR, additional hours may be authorized at the contractor's regular fully burdened hourly rate to the extent consistent with the contractor's accounting practices and the Fair Labor Standards Act.

25.	Termination

25.1	BUYER’s Right to Terminate

Base Agreement	Subcontract Agreement

In addition to any other rights set forth in this Agreement, BUYER shall have the right to terminate this Agreement in whole or in part upon the occurrence of one or more of the following events:

(a)	The Government terminates the Base Agreement, or tasking, in whole or in part;

(b)	The Government terminates for cause or for convenience the effort(s) the SELLER is supporting;

(c)	SELLER defaults in performing its obligations under this Agreement or tasking issued hereunder, and fails to cure the default within 10 days (unless extended by BUYER) after receiving a notice specifying the nature of the default. Default includes, but is not limited to, a failure to make progress in the work so as to endanger performance;

(d)	SELLER files, or there is filed against SELLER, a petition, arrangement, or proceeding seeking an order for relief under the bankruptcy laws of the United States, a receivership for any of the assets of SELLER, an assignment for the benefit of its creditors, or the dissolution, liquidation, or insolvency of SELLER;

(e)	SELLER fails to agree upon any deletion, amendment or addition to this Agreement which is required by statute, executive order, applicable regulations, or is otherwise a result of or relating to a modification of the Base Agreement;

(f)	SELLER is sanctioned, suspended, or debarred by the federal government; or

(g)	SELLER has an organizational conflict of interest as defined in FAR Subpart 9.5 that, in the conclusive opinion of BUYER and/or the Government, cannot be mitigated, neutralized or avoided.

25.2	Notice of Termination

In the event BUYER, in accordance with Paragraph 25.1, terminates this Agreement, BUYER shall deliver to the SELLER written notice of the termination of the Agreement, specifying whether the termination is for convenience of the Government or default, the extent of the termination, and the effective date. If, after termination for default, it is determined that SELLER was not in default or that the SELLER’s failure to perform or to make progress in performance is due to causes beyond the control and without the fault or negligence of SELLER, the rights and obligations of the parties will be the same as if the termination was for convenience.

25.3	SELLER’s Duties Upon Termination

After receipt of the termination notice, the SELLER shall immediately do the following:

(a)	Stop performance as specified in the termination notice;

Base Agreement	Subcontract Agreement

(b)	Place no further lower-tier Agreements or orders except as necessary to complete the continued portion of this Agreement;

(c)	Terminate all lower-tier Agreements to the extent they relate to the work being terminated;

(d)	Settle all outstanding liabilities and termination settlement proposals arising from the termination of lower-tier Agreements or orders under this Agreement

(e)	Complete performance of the work not terminated; and,

(f)	Deliver to BUYER all documents, specifications, plans and materials relating to the terminated work that were produced by or provided to SELLER for performance under this Agreement.

25.4	Terminations for Convenience

Upon Government termination for convenience, SELLER shall submit its termination settlement proposal to the BUYER within sixty (60) days after receipt of notice of termination or such claim shall be absolutely and unconditionally waived. The procedures set forth in FAR 52.249-2 (APR 2012) and/or FAR 52.249-6 (MAY 2004), as applicable, and the cost principles in Part 31 of the Federal Acquisition Regulation in effect on the date of this Agreement, shall govern all costs and expenses claimed under this clause. In no event shall BUYER be liable for lost or anticipated profits, unabsorbed indirect costs or overhead, or for any sum in excess of the funded ceiling price of the Agreement or any terminated tasking. BUYER’s only liability to SELLER for any termination for the convenience of the Government shall be to pay the amounts owing to SELLER for satisfactory services provided up to the date of termination. Payment by BUYER for those amounts associated with the termination shall be contingent upon receipt of payment from the Government.

25.5	Terminations for Default

In the event of a termination for default, SELLER shall be entitled to payment only for work actually delivered and accepted, and SELLER shall be liable to BUYER for costs incurred by it because of SELLER’s default. The rights and remedies of the BUYER provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement. If the total payments previously made to SELLER exceed the amount finally determined to be due under this Agreement, SELLER shall repay the excess to BUYER upon demand.

SELLER shall comply with Article II: Term as per the Base Agreement attached as Exhibit A.

Base Agreement	Subcontract Agreement

26.	Terms and Conditions

This Agreement is executed and entered into in accordance with and under the laws of the State of Delaware. SELLER agrees to all Terms and Conditions required by law, all Base Agreement Articles (Exhibit A) and all mandatory flow down regulations from the Base Agreement (Exhibit A). It is the SELLER’s responsibility and obligation to read and understand the language in the Base Agreement regarding terms and conditions and requirements.

27.	General Provisions

No waiver of any rights shall be effective unless agreed to in writing by both parties. Any such waiver shall not constitute a waiver of any other right hereunder.

The headings and subheadings of the sections of this Agreement are intended for convenience or reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if the result of such action materially changes the economic benefit of this Agreement to the parties.

Neither this Agreement nor any rights or obligations of any party hereunder shall be assigned or otherwise transferred by either party without the prior written consent of the other party except that it is agreed that either party may assign this Agreement to its affiliates or to the successors or assignees of a substantial portion of its business interests to which this Agreement directly pertains without prior written consent.

SELLER shall comply with Article XXI: General Provisions and Article XXII: Assignment of Agency as per the Base Agreement attached as Exhibit A.

28.	Documents Incorporated

All specifications, Exhibits, drawings or other documents to which reference is made in this Agreement, whether or not attached, are incorporated herein by reference. The following Exhibits are attached hereto and are hereby expressly incorporated in full text:

Exhibit A – Base Agreement

Exhibit B – Project Agreement

Exhibit C – SELLER SOW

Exhibit D – SELLER Cost Estimate

Base Agreement	Subcontract Agreement

Exhibit E – SELLER Funding Letter Template

Exhibit F – SELLER Invoice Template

Exhibit G – DD-250 Template

Exhibit H – EFT Request Form Template

Exhibit I – Material Purchase Authorization Template

Exhibit J – Monthly Status Report (MSR) Template

Exhibit K- Quarterly Status Report Template

Exhibit L – DD-254 Template

Exhibit M – Representation Regarding Certain Telecommunications and Video Surveillance Services and Equipment

Exhibit N – Non-Disclosure Agreement

29.	Order of Precedence

The following order of precedence shall govern in the event of a conflict between the documents of this Agreement.

1.	Articles 1 through 28 of the Agreement

2.	Base Agreement

3.	Project Agreement

4.	SELLER SOW

5.	Other Exhibits

Base Agreement	Subcontract Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated.

Date:

Name:

Title:	CEO

Rank One Computing Corporation

Date:	04/19/2023	/s/ B. Scott Swann

		Name:	B. Scott Swann

		Title:	CEO

Base Agreement	Subcontract Agreement